UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

QUEPASA CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	86-0879433
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

7550 E. Redfield Rd. Suite A Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Registration Statement on Form 8-A of Quepasa Corporation (the “Registrant”) replaces the Registration Statement on Form 8-A of the Registrant previously filed with the Securities and Exchange Commission (the “Commission”) on March 16, 1999. The NASDAQ Stock Market has approved the common stock of the Registrant for listing and trading on the NASDAQ Capital Market and the common stock of the Registrant is expected to begin trading on such market on October 24, 2006. As a result of the listing of the Registrant’s common stock on the NASDAQ Capital Market, the common stock of the Registrant is hereby registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) rather than Section 12(g) of the Exchange Act. References in this Amendment to “Quepasa,” “we,” “us,” or “our” refer to Quepasa Corporation.

Item 1. Description of Registrant’s Securities to be Registered

This section summarizes our authorized and outstanding securities and certain of the provisions of our articles of incorporation, as amended, and our amended and restated bylaws.

General

We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, no par value per share.

Common Stock

As of October 20, 2006, there were 10,832,561 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available, subject to any preferential dividend rights of any outstanding preferred stock and any contractual restrictions we have against the payment of dividends on common stock. Upon any liquidation, dissolution, or winding up of Quepasa, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of common stock have no preemptive, subscription, redemption or conversion rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Effects of Anti-Takeover Provisions in our Articles of Incorporation, as Amended, and our Amended and Restated Bylaws

Certain provisions of our articles of incorporation, as amended, and our amended and restated bylaws may make it more difficult for us to be acquired by various means. These provisions could deprive our stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control;

•	discourage certain tactics that may be used in proxy fights; and

•	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or that is otherwise unfair to our stockholders.

Our amended and restated bylaws provides that stockholders may only take action at duly called annual or special meetings of stockholders and may not take action by written consent. The amended and restated bylaws further provide that special meetings of our stockholders may be called only by the chairman of the board of directors, the President or Chief Executive Officer. However, the President, Chief Executive Officer, or Secretary

must call a special meeting upon the written request from a majority of the members of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board of directors and management.

Our amended and restated bylaws further provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be received by our Secretary not earlier than one hundred and twenty (120) days and not later than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that an annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and, in the case of a special meeting of the stockholders called for the purpose of electing directors pursuant to Section 78.345 of the Nevada General Corporation Law, not later than the close of business on the tenth (10) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. The amended and restated bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt a proxy contest, tender offer, merger or otherwise.

Dividends

We do not intend to pay dividends on our common stock in the foreseeable future.

Transfer Agent

Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent.

Item 2. Exhibits

The following exhibits are filed herewith or incorporated by reference herein as indicated below:

3.1	Registrant’s Articles of Incorporation, as amended (incorporated by reference from exhibit 3.01 to Registrant’s Registration Statement on Form S-1, as amended, filed on March 16, 1999 (File No. 333-74201)).

3.2	Registrant’s Amended and Restated Bylaws (incorporated by reference from exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on September 25, 2006).

4.1	Specimen common stock certificate of Registrant (incorporated by reference from exhibit 1.1 of Registrant’s Registration Statement on Form 8-A12G filed on March 16, 1999).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 20, 2006	QUEPASA CORPORATION

	By:	/s/ Charles B. Mathews
Charles B. Mathews Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

3.1	Registrant’s Articles of Incorporation, as amended (incorporated by reference from exhibit 3.01 to Registrant’s Registration Statement on Form S-1, as amended, filed on March 16, 1999 (File No. 333-74201)).

3.2	Registrant’s Amended and Restated Bylaws (incorporated by reference from exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on September 25, 2006).

4.1	Specimen common stock certificate of Registrant (incorporated by reference from exhibit 1.1 of Registrant’s Registration Statement on Form 8-A12G filed on March 16, 1999).